002 Putnam Fund For Growth and Income attachment
10/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	191,160
Class B	23,319
Class C	808

72DD2	(000s omitted)

Class M	1,707
Class R	--
Class Y	22,462

73A1

Class A	0.20
Class B	0.091
Class C	0.09

73A2

Class M	0.126
Class R	0.129
Class Y	0.237

74U1	(000s omitted)

Class A	879,723
Class B	237,983
Class C	8,490

74U2	(000s omitted)

Class M	11,912
Class R	--
Class Y	98,021

74V1

Class A	16.57
Class B	16.33
Class C	16.50

74V2

Class M	16.46
Class R	16.58
Class Y	16.61